Exhibit 99.1

Alta Equipment Group Acquires PeakLogix, a Material Handling Solutions Provider and Systems Innovator

LIVONIA, MICHIGAN – June 2, 2020 – Alta Equipment Group Inc. (NYSE: ALTG) today announced that it has entered into a definitive agreement to acquire PeakLogix, a national material handling systems integrator located in Midlothian, Virginia. PeakLogix specializes in the design and installation of warehouse automation and storage systems and is recognized for designing customer solutions using the latest equipment and technology advancements to deliver process improvement and automation to its customers. PeakLogix generated approximately $25 million in revenue and $2 million in operating income in FY2019.

Ryan Greenawalt, Chief Executive of Alta, said, “The PeakLogix acquisition is a great strategic fit for Alta. The transaction is consistent with our strategy to grow our materials handling business, expand our geographic footprint and increase profitability through accretive acquisitions. PeakLogix will provide innovative, high technology products and service solutions across our materials handling business. We are excited to expand our scope and expertise in the fast-growing warehousing and logistics sector and to help these customers drive efficiency and productivity. We welcome Bob and Sandy Giberson and their team to the Alta family.”

Terms of the acquisition were not disclosed. The transaction is expected to close by the end of June, subject to customary conditions.

About Alta Equipment Group Inc.

Alta owns and operates one of the largest integrated equipment dealership platforms in the U.S. Through its branch network, the Company sells, rents, and provides parts and service support for several categories of specialized equipment, including lift trucks and aerial work platforms, cranes, earthmoving equipment and other industrial and construction equipment. Alta has operated as an equipment dealership for 35 years and has developed a branch network that includes 43 total locations across Michigan, Illinois, Indiana, New England, New York and Florida. Alta offers its customers a one-stop-shop for most of their equipment needs by providing sales, parts, service, and rental functions under one roof. More information can be found at www.altaequipment.com.

Forward-Looking Statements

This press release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws, including information regarding purchases by the Company of its common stock pursuant to any Rule 10b5-1 trading plans. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including changes in price and volume and the volatility of the Company’s common stock; adverse developments affecting either or both of prices and trading of exchange-traded securities, including securities listed on the New York Stock Exchange; and unexpected or otherwise unplanned or alternative requirements with respect to the capital investments of the Company. The Company does not undertake to update any forward looking statements or information, including those contained in this report.

Investors:

Bob Jones / Taylor Krafchik

Ellipsis

IR@altaequipment.com

(646) 776-0886

Media:

Glenn Moore

Alta Equipment

glenn.moore@altaequipment.com

(248) 305-2134